 Exhibit 10.2

ROYALTY AGREEMENT

This Royalty Agreement (this “Agreement”) dated as of December 23, 2021 is made and entered into by and between Sapir Pharmaceuticals, Inc., a Delaware corporation (“Sapir”), and Lode-Star Mining Inc., a Nevada corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company and Sapir are parties to an Asset Purchase Agreement dated the date hereof pursuant to which, among other things, Sapir is selling to the Company all of Sapir’s assets used in connection with the stabilized formulation of the Epigallocatechin-gallate (EGCG) molecule for further pharmaceutical development (the “Business”); and

WHEREAS, upon the consummation of the transactions contemplated by said Asset Purchase Agreement, the Company will own all of the rights, formulae, and know how relating to the Business; and

WHEREAS, the Company is willing to provide Sapir with a royalty on the terms and conditions provided for in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Company and Sapir agree as follows:

ARTICLE I

ROYALTY

Section 1.1 Royalty.

(a)       Consideration. As additional consideration for the Business, the Company shall make a royalty payment to Sapir (the “Royalty Fee”) each calendar quarter, in such amount that is five percent (5%) of the gross revenues realized from licenses or products generated or derived from the Business (“Products”) during said quarter, including without limitation all license and/or sublicense fees, development and/or research fees, grants, joint ventures and other royalty payments received directly or indirectly by the Company.

(b)       Payment Due Dates. The Royalty Fee shall be calculated for each calendar quarter, or portion thereof, within thirty (30) days of the end of such calendar quarter, with the first payment to be made at the end of the first calendar quarter after a payment is received by the Company relating to the Business (e.g. April 10, July 10, October 10 and January 10 for the calendar quarters ended March 31, June 30 and September 30 and December 31, respectively). Any unpaid Royalty Fees for the final period shall be paid within ten (10) business days of termination of this Agreement. The date that the Royalty Fee is due each quarter (i.e. the 10th day of April, July, October or January of each year) is referred to herein as the “Payment Date”.

(c)       Reports. The Company shall submit a report along with each Royalty Fee payment showing the amount of Products sold and/or licensed during the applicable period (number of units, locations and dollar amount per unit), the calculation of the Royalty Fee for the Products sold and any other relevant information. If Sapir requests additional information regarding the amount of the Royalty Fee, the Company shall promptly provide same. The Company further agrees that Sapir shall have the right to inspect the books and records of the Company (and shall require any licensor, manufacturer or other party involved with the Business to provide such information to Sapir) to verify the amount of the Royalty Fee.

ARTICLE II

TERM AND TERMINATION

Section 2.1 Term. This Agreement shall commence upon the acquisition of the Business by the Company and shall become effective upon the commercialization of the Business and continue for a period of five (5) years from the date thereof unless sooner terminated in accordance with Section 2.2 (the “Term”). Commercialization shall mean the initial proceeds received by the Company directly or indirectly from the Business, including without limitation, research fees and royalty grants from any third party. The Term shall be automatically extended for a single additional 5-year period unless terminated in accordance with the terms herein. The last date of the Term or any extension thereof, as applicable, shall be referred to in this Agreement as the “Termination Date.”

Section 2.2 Termination.

(a)       Automatic Termination. This Agreement shall automatically terminate in the event the Company is adjudicated bankrupt or insolvent, if a receiver is appointed to manage its financial affairs, or if the Company determines that it no longer desires to be engaged in the Business, in which event the Business and all rights thereto shall automatically revert back to Sapir or its assignee.

(b)       Effect of Termination. Upon the Termination Date, all rights to the Business shall be automatically reverted back to Sapir and the Company shall, as of the Termination Date, cease from any further research, use, marketing, manufacture or sale of Products (in each case whether directly or indirectly). Upon termination of this Agreement for any reason, and compliance with the foregoing sentence, there shall be no further liability or obligations of the Company to Sapir for early termination for any reason provided that all Royalty Fees thereafter due shall be paid by the Company within ten (10) business days following the termination. Upon termination, the Company shall provide Sapir with copies of all sales records, customer records, and purchase records maintained by it.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Sapir as follows:

Section 3.1 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

Section 3.2 Non-Contravention. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)       contravene, conflict with or result in a violation of, or give any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, local or other political subdivision (“Governmental Body”), or any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity (“Person”) the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any federal, state, local, municipal, foreign or other law, statute, constitute, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (“Legal Requirement”) or any order, writ, injunction, judgment, or decree to which the Company or any the assets owned or used by it, is subject; or

(b)       contravene, conflict with or result in a violation of, or breach of, or result in a default under, any provision of any contract, indenture, note, bond, lease, commitment, plan, arrangement, instrument or other agreement, in each case whether written or oral (“Contract”) to which the Company is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Contract, (iii) cancel, terminate or modify any such Contract.

The Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated by this Agreement.

Sapir represents and warrants to the Company as follows:

Section 3.3 Authority; Binding Nature of Agreement. Sapir has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of Sapir, enforceable against it in accordance with its terms.

Section 3.4 Non-Contravention. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)       contravene, conflict with or result in a violation of, or give any Governmental Body, or any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment, or decree to which Sapir or any the assets owned or used by it, is subject; or

(b)       contravene, conflict with or result in a violation of, or breach of, or result in a default under, any provision of any Contract to which Sapir is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Contract, (iii) cancel, terminate or modify any such Contract.

Sapir is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated by this Agreement.

ARTICLE IV

INDEMNIFICATION; INSURANCE

Section 4.1 The Company’s Agreement to Indemnify. The Company agrees to indemnify, defend and hold harmless Sapir, its officers, employees, affiliates and agents, from and against all Damages (as hereinafter defined) to which Sapir or any of such Persons becomes subject as a result of, arising out of, or based in any of the following:

(a)	a breach of any representation or warranty made by the Company pursuant to this Agreement;

(b)	any claim, suit, action, fine, litigation, investigation, or other claim (a “Claim”) brought directly or indirectly as a result of, or arising the Business or any Product; and

(c)	any Claim or liability for brokerage commissions or finder’s fees incurred by reason of any action taken by the Company.

“Damages” shall mean all demands, claims, actions or causes of action, assessments, judgments, fines, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, punitive and exemplary damages, costs of investigation, clean-up and remediation and attorneys’ fees and reasonable expenses.

Section 4.2 Insurance. The Company agrees that during the Term and for a period of five (5) years thereafter, the Company shall, at its sole cost and expense, obtain and maintain commercial general and product liability insurance in commercially reasonable amounts relating to the Business and Products; provided that such limits be no less than Five Million Dollars ($5,000,000) as an annual aggregate for all claims during each policy year and that provides all liability coverage, including without limitation, personal injury, physical injury or property damage arising out of the development, use and sale of Products. Sapir shall be named as an additional insured on the insurance. Coverage for Sapir as an additional insured on the Company’s policies shall be primary, not contributory or excessive. Additionally, Sapir shall be provided with written notice at least thirty (30) days prior to the Company’s cancelling, not renewing or materially changing the insurance.

ARTICLE V

MISCELLANEOUS

Section 5.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (from time to time throughout the Term and thereafter until all Royalty Fees are accounted for and paid) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 5.2 Fees and Expenses. All fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by any party in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such fees and costs.

Section 5.3 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 5.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by email) to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other party hereto):

if to the Company:	Lode-Star Mining Inc.
13529 Skinner Rd. Ste N. Cypress, TX 77429 Attn: Mark Walmesley Email: Markw@lode-starmining.com

if to Sapir:	Sapir Pharmaceuticals, Inc.
6 Buttell Ave. Lakewood, NJ 08701 Attn: Samuel Sternheim Email: Sam@sapirpharma.com

Section 5.5 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

Section 5.6 Headings. The section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 5.7 Counterparts. This Agreement may be executed in one or more counterparts and by electronic transmission, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

Section 5.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws). Any action brought by either party against the other concerning the transactions contemplated by this Agreement may be brought in the state courts of New York or in the federal courts located in the state of New York. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the jurisdiction of such courts.

Section 5.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other party.

Section 5.10 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 5.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

Section 5.12 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

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The parties hereto have caused this Royalty Agreement to be executed and delivered as of the date first above written.

LODE-STAR MINING INC.

By:
Name: Mark Walmesley
Title: President

SAPIR PHARMACEUTICALS, INC.

By:
Name: Samuel Sternheim
Title: Director